UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIANGLE CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	06-1798488
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3700 Glenwood Avenue, Suite 530 Raleigh, North Carolina	27612
(Address of Principal Executive Offices)	(Zip Code)

TRIANGLE CAPITAL CORPORATION OMNIBUS INCENTIVE PLAN
(Full title of the plan)

E. Ashton Poole
Chairman, President and Chief Executive Officer
3700 Glenwood Avenue, Suite 530
Raleigh, North Carolina 27612
(Name and address of agent for service)
(919) 719-4770
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common Stock $0.001 par value per share	1,600,000	$18.01	$28,816,000	$3,339.77

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock as may be issued as a result of adjustment by reason of share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low price for shares of the Registrant’s common stock as reported on the New York Stock Exchange on June 1, 2017.

(3)
Pursuant to General Instruction E to Form S-8, a filing fee is being paid only with respect to the registration of additional shares of common stock under the plan. Registration statements on Form S-8 have been filed previously on April 3, 2007 (File No. 333-141827) and on January 4, 2013 (File No. 333-185892) for the other shares of common stock issuable or issued under the plan.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Triangle Capital Corporation (the “Company”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 1,600,000 additional shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), for issuance under the Company’s Omnibus Incentive Plan (the “Omnibus Plan”). Pursuant to General Instruction E, the contents of the Company’s Registration Statement on Form S-8 previously filed on April 3, 2007 (File No. 333-141827) and the Company’s Registration Statement on Form S-8 previously filed on January 4, 2013 (File No. 333-185892) are incorporated herein by reference and made a part hereof, except as revised herein.

The Omnibus Plan amended and restated the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Equity Incentive Plan”) and combined the Equity Incentive Plan with the Company’s 2012 Executive Cash Incentive Plan (the “Cash Incentive Plan”) in order to reduce the administrative burden of monitoring the terms and conditions of two separate plans. The terms of the Equity Incentive Plan and the Cash Incentive Plan, as combined and reflected in the Omnibus Plan, are substantially similar to the respective terms of each standalone plan.

Previously, an aggregate of 2,400,000 shares of Common Stock under the Omnibus Plan were registered on April 3, 2007 (File No. 333-141827) and on January 4, 2013 (File No. 333-185892). At the Company’s annual meeting of stockholders on May 3, 2017, the stockholders approved the Omnibus Plan, which increased the maximum number of shares of Common Stock with respect to which awards may be granted under the Omnibus Plan to 4,000,000 shares of Common Stock from the previously approved 2,400,000 shares of Common Stock. The Omnibus Plan allows the Company, under the direction of the Compensation Committee of the Company’s Board of Directors, to make grants of restricted stock and other stock-based awards to the Company’s directors and certain of its employees.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 22, 2017;

(2)
all other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report referred to in (1) above; and

(3)
the description of the Common Stock referenced in the Company’s Registration Statement on Form 8-A (No. 001-33130), filed with the Commission on December 27, 2010, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 8. Exhibits.

(a)	The following exhibits are filed with or incorporated by reference into this Registration Statement:

4.1	Fifth Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 9, 2015)

5.1	Opinion of Eversheds Sutherland (US) LLP*

10.1	Triangle Capital Corporation Omnibus Incentive Plan*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Eversheds Sutherland (US) LLP (contained in Exhibit 5.1 hereto)*

24.1	Power of Attorney (contained on signature page hereto)*

__________
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 2nd day of June, 2017.

TRIANGLE CAPITAL CORPORATION

By:	/s/ E. Ashton Poole
E. Ashton Poole
President, Chief Executive Officer, and Chairman

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints E. Ashton Poole, Steven C. Lilly and C. Robert Knox, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ E. Ashton Poole	President, Chief Executive Officer, and Chairman (Principal Executive Officer)	June 2, 2017
E. Ashton Poole

/s/ Steven C. Lilly	Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer)	June 2, 2017
Steven C. Lilly

/s/ C. Robert Knox, Jr.	Senior Vice President and Controller (Principal Accounting Officer)	June 2, 2017
C. Robert Knox, Jr.

/s/ W. McComb Dunwoody	Director	June 2, 2017
W. McComb Dunwoody

/s/ Mark M. Gambill	Director	June 2, 2017
Mark M. Gambill

/s/ Benjamin S. Goldstein	Director	June 2, 2017
Benjamin S. Goldstein

/s/ Mark F. Mulhern	Director	June 2, 2017
Mark F. Mulhern

/s/ Simon B. Rich, Jr.	Director	June 2, 2017
Simon B. Rich, Jr.

/s/ Garland S. Tucker, III	Director	June 2, 2017
Garland S. Tucker, III

EXHIBIT INDEX

5.1    Opinion of Eversheds Sutherland (US) LLP

10.1    Triangle Capital Corporation Omnibus Incentive Plan

23.1    Consent of Ernst & Young LLP

23.2    Consent of Eversheds Sutherland (US) LLP (contained in Exhibit 5.1 hereto)

24.1    Power of Attorney (contained on signature page hereto)